Exhibit 99.1

GHL Acquisition Corp. Files Shelf Registration Statement

NEW YORK, June 2, 2009 – GHL Acquisition Corp. (NYX: GHQ, GHQ.U and GHQ.WS) announced today that it has filed a shelf registration statement on Form S-3 with the Securities & Exchange Commission. The registration statement, when declared effective by the SEC, will allow the Company, upon the completion of its proposed acquisition, to sell common stock, preferred stock and debt securities from time to time in amounts, at prices and on terms to be determined at the time of any such offering. Unless otherwise indicated in a prospectus supplement, the Company intends to use the net proceeds from the sale of the securities for general corporate purposes.

The registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such jurisdiction. Any offer of the securities may be made only by means of the prospectus included in the registration statement and one or more prospectus supplements that will be issued at the time of the offering.

About GHL Acquisition Corp.

GHL Acquisition Corp. is a special purpose acquisition company launched in February 2008 in an initial public offering raising $400 million of gross proceeds. Founded by Greenhill & Co., Inc., GHL Acquisition Corp. was formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. It currently has no operating businesses.